Exhibit 99.1
Todd D. Fanning Named Executive Vice
President & Chief Operating Officer & Appointed to the
Board of Directors

January 26, 2010: Princeton National Bancorp, Inc. (NASDAQ: PNBC), the holding company of Citizens First National Bank.
Princeton National Bancorp, Inc. announced today Todd D. Fanning has been appointed as Executive Vice President & Chief Operating Officer and appointed to the Board of Directors of the Company and the Subsidiary Bank effective February 2, 2010. Mr. Fanning currently serves as Chief Financial Officer and has an extensive background in accounting and banking.
President & CEO Tony J. Sorcic stated, “Todd has been an integral part of management for 19 years and we are very pleased to announce his promotion and appointment to the Board of Directors. We look forward to his many future successes in his new role with the Company and Subsidiary Bank.”

Executive Vice President & Banking Group Manager Thomas D. Ogaard noted, “Since I joined the Bank in August of 2009, Todd has proven to be an important member of the management team. His willingness to assume new challenges has made him invaluable. I look forward to working with Todd as we move the Company forward.”
Chairman Craig O. Wesner stated, “We are fortunate to have someone with Todd’s dedication and qualifications join the Boards of Directors of the Company and the Subsidiary Bank. We look forward to his contributions to both Boards.”
Mr. Fanning has a Bachelors of Science degree in Accounting from Illinois State University and obtained his Certified Public Accounting certification in 1988. He is currently president of the Hall High School Board of Education and president of the Spring Valley Flag Football League, and has coached little league baseball for many years, served as an instructor for Junior Achievement and been a member of the Bureau Country Senior Citizens Association Board of Directors. He has also been involved in Jaycees, Rotary, 4-H and various church leadership roles. Todd and his wife Rachel have four children, Chelsae (24), Gregg (21), Derek (19), and Brett (14).
Mr. Fanning joined the Company in December of 1990 as Assistant Vice President & Controller, was promoted to Vice President & Controller in 1993, Vice President & Chief Financial Officer in 1997, and Senior Vice President & Chief Financial Officer in 2005. He has served as an Executive Officer since 2001.
Mr. Fanning stated, “I am very proud to have been part of such an outstanding organization for the past nineteen years and to have opportunities to progress my career. It truly is an honor to be part of the Citizens family. We continue to be committed to the customers, communities and shareholders we serve and I look forward to the future of our Company in my new role.”
Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.258 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley,

Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.

Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations,
Princeton National Bancorp, Inc. (815) 875-4444
E-Mail address: pnbc@citizens1st.com